Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL SETTLEMENT AND LICENSE AGREEMENT

This Confidential Settlement And License Agreement (the “Settlement Agreement”) is made effective as of May 10, 2018 (the “Effective Date”) by and among Valeant Pharmaceuticals International, inc., a Canadian corporation with its United States headquarters at 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807 (“Valeant”), SALIX PHARMACEUTICALS, INC., a California corporation with its principal place of business at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 (“Salix”), PROGENICS PHARMACEUTICALS, INC., a Delaware corporation with its principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Progenics”), and Wyeth LLC, a Delaware limited liability company with its principal place of business at 235 East 42nd Street, New York, New York 10017 (“Wyeth”) (Wyeth, collectively with Valeant, Salix and Progenics, “Plaintiffs”) and PAR STERILE PRODUCTS, LLC (“Par Sterile”), a Delaware limited liability company, with a place of business at 6 Ram Ridge Road, Chestnut Ridge, New York 10977, PAR PHARMACEUTICAL, INC. (“Par Pharmaceutical”), a New York corporation, with a place of business at One Ram Ridge Rd, Chestnut Ridge, New York 10977. (Par Sterile and Par Pharmaceutical, collectively, “Par”) (each individually a “Party”, collectively, the “Parties”).

WHEREAS Salix is the registered holder of U.S. Food & Drug Administration approved New Drug Application (“NDA”) No. 021964 for Relistor® (methylnaltrexone bromide) Injection, for subcutaneous use, 8 mg/0.4 mL methylnaltrexone bromide in single-dose pre-filled syringe and 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe or single-dose vial (“Relistor® Injection”);

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WHEREAS Progenics is the owner of U.S. Patent Nos. 8,552,025 (“the ’025 Patent”) and 9,669,096 (“the ’096 Patent”), and Wyeth is the owner of U.S. Patent Nos. 8,247,425 (“the ’425 Patent”), 8,420,663 (“the ’663 Patent”), 8,822,490 (“the ’490 Patent”), 9,190,125 (“the ’125 Patent”), and U.S. Patent No. 9,492,445 (“the ’445 Patent”), and Plaintiffs hold all substantial rights to the ’025, ’096, ’425, ’663, ’490, ’125, and ’445 Patents;

WHEREAS Par Sterile is the owner of ANDA No. 209682 for generic methylnaltrexone bromide injection, for subcutaneous use, 12 mg/0.6 mL methylnaltrexone bromide in a single-dose vial;

WHEREAS Plaintiffs have filed a lawsuit against Par Sterile and Par Pharmaceutical in the United States District Court for the District of New Jersey, Civil Action No. 17-06449-SRC-CLW, alleging that the filing of ANDA No. 209682 infringes the ’025, ’096, ’425, ’663, ’490, ’125, and ’445 Patents (the “Lawsuit”);

WHEREAS the Parties wish to avoid the significant legal expense and legal risks involved in continuing the Lawsuit by settling the Lawsuit on the terms and conditions set forth in this Settlement Agreement.

WHEREAS as a result of this Agreement there may be additional supply and sales in the Territory of the generic form of Relistor® Injection for human use in advance of the expiration of the ’025, ’096, ’425, ’663, ’490, ’125, and ’445 Patents, which supply and sales otherwise may not have been made until after the expiration of such patents.

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NOW, THEREFORE, in consideration of the mutual execution of this Settlement Agreement and the promises made herein, the Parties agree as follows:

1.        Definitions

(a)     “Affiliate” of a Party means any person or entity that controls, is controlled by or is under common control with such Party. As used in this definition, “control” of an entity means: (a) in the case of a corporate entity, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such entity; and (b) in the case of a non-corporate entity, the direct or indirect power to either: (i) direct the management and policies of the non-corporate entity; or (ii) elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

(b)     “ANDA” means an abbreviated new drug application (or equivalent regulatory mechanism).

(c)     “Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations, ordinances and orders of all Governmental Entities and all orders and decrees of all courts, tribunals and arbitrators.

(d)     “Authorized Generic” means a generic version of the NDA Product that is Marketed or intended for Marketing in the Territory under the Salix NDA without the Relistor® trademark (or any replacement trademark).

(e)     “Salix NDA” means NDA No. 021964 for Relistor® Injection, for subcutaneous use, 8 mg/0.4 mL methylnaltrexone bromide in single-dose pre-filled syringe and 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe or single-dose vial.

(f)     “FDA” means the United States Food and Drug Administration and any successor agency having the same functions.

(g)     “Final Court Decision” means a decision by a court or the U.S. Patent Trial and Appeal Board that is no longer subject to a right of appeal (other than by a petition to the United States Supreme Court for a writ of certiorari).

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(h)     “Generic Vial Product” means a pharmaceutical product that has been approved by or submitted for approval to FDA under an ANDA as a generic version of Relistor® Injection, for subcutaneous use, 12 mg/0.6 mL methylnaltrexone bromide in a single-dose vial.

(i)     “Generic PFS Product” means a pharmaceutical product that has been approved by or submitted for approval to FDA under an ANDA as a generic version of Relistor® Injection, for subcutaneous use, 8 mg/0.4 mL or 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe.

(j)     “Governmental Entity” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(k)     “Licensed Patents” means U.S. Patent No. 8,552,025 B2, U.S. Patent No. 9,669,096 B2, U.S. Patent No. 8,247,425 B2, U.S. Patent No. 8,420,663 B2, U.S. Patent No. 8,822,490 B2, U.S. Patent No. 9,190,125 B2, and U.S. Patent No. 9,492,445 B2 and any extensions, pediatric exclusivities, divisionals, continuations, continuations in part, divisionals, reissues, reexaminations, inter partes reviews, and post-grant reviews thereof, and any foreign counterparts or equivalents thereof (regardless of whether any claim of priority is asserted or otherwise exists), and any other patents currently or prospectively listed in the Orange Book for the NDA Product

(l)     “Manufacture” means to use, make or have made a product.

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(m)    “Market” and “Marketing” means to offer for sale, sell, or distribute a product.

(n)     “NDA” means a new drug application (or equivalent regulatory mechanism).

(o)   “NDA Product” or “Relistor® Injection” means the 8 mg/0.4 mL methylnaltrexone bromide in single-dose pre-filled syringe and 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe or single-dose vial products approved under the Salix NDA.

(p)    “Officially Discontinue” means any of: (a) delisting the NDA Product with the FDA; (b) delisting or removing any Licensed Patents, or the NDA Product, from the FDA’s Orange Book; (c) seeking or otherwise undertaking any action with the FDA to withdraw the NDA Product from the market other than actions to withdraw in response to toxicity, efficacy, or other safety concerns associated with the NDA Product; and/or (d) deleting, removing, designating as “obsolete” or canceling any National Drug Code(s) or any other relevant code(s) for the NDA Product from the applicable National Drug Data File maintained by First Databank (or any successor or equivalent organization), or from any other pricing database.

(q)     “Orange Book” means the FDA’s publication “Approved Drug Products With Therapeutic Equivalence Evaluations.”

(r)     “Par ANDA” means: (i) ANDA No. 208757 for 12 mg/0.6 mL methylnaltrexone bromide in a single-dose vial product; and (ii) any ANDA filed by Par for 8 mg/0.4 mL and/or 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe for which Relistor® Injection is the Reference Listed Drug, and, with respect to (i) and (ii), including any amendments, replacements, or supplements that have been made or may in the future be made thereto. For clarity, “supplements” or “replacements” means with respect to an ANDA for 12 mg/0.6 mL methylnaltrexone bromide in a single-dose vial product for which Relistor® Injection is the Reference Listed Drug.

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(s)     “Par Vial Product” means the 12 mg/0.6 mL methylnaltrexone bromide in a single-dose vial product described in the Par ANDA.

(t)     “Par PFS Product” means the 8 mg/0.4 mL or 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe product described in the Par ANDA.

(u)     “Proceeding” means any administrative, judicial or legislative action, audit, litigation, investigation, suit or other proceeding in any tribunal.

(v)    “Section 505(b)(2) Applicant” means any person or entity that has sought approval or has received approval from the FDA under an NDA pursuant to 21 U.S.C. § 355(b)(2) (as amended or replaced) of 8 mg/0.4 mL methylnaltrexone bromide in Single-dose Pre-filled Syringe or 12 mg/0.6 mL methylnaltrexone bromide in a Single-dose Pre-filled Syringe or Single-dose Vial products.

(w)   “Single-dose Pre-filled Syringe” means for subcutaneous use, 8 mg/0.4 mL methylnaltrexone bromide in single-dose pre-filled syringe and 12 mg/0.6 mL methylnaltrexone bromide in a single-dose pre-filled syringe.

(x)     “Single-dose Vial” means for subcutaneous use, 12 mg/0.6 mL methylnaltrexone bromide in a single-dose vial.

(y)     “Territory” means the United States of America and its territories, commonwealths and possessions, including without limitation, the Commonwealth of Puerto Rico and the District of Columbia.

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(z)     “Third Party” means any person or entity other than the Parties and their respective Affiliates.

2.       Final Dismissal of Litigation. Within five (5) business days of the Effective Date, the Parties shall enter into and cause to be filed in the Lawsuit a Stipulated Consent Judgment and Injunction in the form attached as Exhibit A to this Settlement Agreement. Each Party acknowledges and agrees that the 30-month stay imposed by FDA in relation to the approval of the Par ANDA under 21 U.S.C. § 355(j)(5)(B)(iii) should be terminated. Plaintiffs agree to cooperate with Par in communicating with the FDA regarding the termination of the 30-month stay, including in the submission of any necessary forms or other documents in order to effectuate the termination of the stay.

3.       Acknowledgement of Validity/Enforceability/Infringement and Agreement Not to Challenge Validity or Enforceability. Par acknowledges, agrees and admits that, in connection with the Par Vial Product, the Par PFS Product, and the Par ANDA only, the Licensed Patents are valid and enforceable and that the manufacture, use, sale or importation of the Par Vial Product and the Par PFS Product infringes one or more claims of the ’025, ’096, ’425, ’663, ’490, ’125, and ’445 Patents. In connection with the Par Vial Product, the Par PFS Product, and the Par ANDA only, Par agrees not to contest the patentability, validity, or enforceability of the Licensed Patents in any forum in the Territory, or take any action intended to adversely affect Plaintiffs’ rights in and to the Licensed Patents. For the avoidance of doubt, the foregoing shall not preclude Par from maintaining in the Par ANDA any certifications under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) to any patents listed in the Orange Book in connection with the Salix NDA, or from challenging the validity, enforceability and/or infringement of the Licensed Patents in any action or proceeding that involves a Par product or ANDA other than the Par Vial Product, the Par PFS Product, and the Par ANDA. Notwithstanding the above, should Plaintiffs allege in a Proceeding that Par infringes of one or more of the Licensed Patents by (i) the filing by Par of an ANDA other than the Par ANDA; or (ii) the selling of a product other than the Par Vial Product or the Par PFS Product, then Par will not be prohibited from challenging the patentability (in any Proceeding) of such Licensed Patents that Plaintiffs allege are infringed by Par.

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4.        Releases.

(a)     Plaintiffs’ Release. Plaintiffs, for themselves and their agents, successors and assigns, do hereby forever release and discharge Par, and any of its past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Par, from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuit.

(b)     Par’s Release. Par, for itself and its agents, successors and assigns, does hereby forever release and discharge Plaintiffs, and any of their past or present agents, employees, officers, directors, attorneys and suppliers, and any past or present distributors, resellers, purchasers and/or end-users of products sold or distributed by Plaintiffs from any causes of action, losses, promises, damages, costs, expenses, liabilities and/or demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, fixed or contingent, arising out of or in any way related to the actions, conduct, omissions, or events alleged, or which could have been alleged, in the Lawsuit.

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5.        License and Covenant.

(a)     Subject to Section 5(d) below, Plaintiffs hereby grant Par a non-exclusive, royalty-free non-transferable, non-sublicensable, limited license under the Licensed Patents to make, have made, use, import, sell and offer for sale in the Territory the Par Vial Product and the Par PFS Product on and after the License Effective Date. Par’s limited license to make or have made outside of the Territory is only for importation of the Par Vial Product and the Par PFS Product into the Territory. For avoidance of doubt, Par understands and agrees that it does not have a license under the Licensed Patents to make or have the Par Vial Product and the Par PFS Product made outside the Territory for any other purpose than for importation into the Territory.

(b)     The “License Effective Date” shall be the earliest of

(i) September 30, 2030;

(ii) (x) for the Par Vial Product, 181 days after any Third Party, who is the “First Applicant”, as that term is defined in 21 U.S.C. § 355(j)(5)(B)(iv)(II) (as amended or replaced), Markets a Generic Vial Product in the Territory or (y) for the Par PFS Product, 181 days after any Third Party, who is the “First Applicant”, Markets a Generic PFS Product in the Territory, provided that the First Applicant for purposes of (x) or (y) has not forfeited, relinquished, or otherwise waived its Hatch-Waxman exclusivity as described in 21 U.S.C. § 355(j)(5)(B)(iv)(II)(aa) (as amended or replaced) (“180-day exclusivity”);

(iii) (x) for the Par Vial Product, the date on which a Single-dose Vial Authorized Generic is first Marketed in the Territory by a Third Party (not a First Applicant) or (y) for the Par PFS Product, the date on which a Single-dose Pre-filled Syringe Authorized Generic is first Marketed in the Territory by a Third Party (not a First Applicant);

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(iv) (x) for the Par Vial Product, the date on which a Third Party who is not a First Applicant, or who is a First Applicant but has forfeited, relinquished or otherwise waived its 180-day exclusivity, Markets, or is first authorized by Plaintiffs to begin Marketing, a Generic Vial Product in the Territory or (y) for the Par PFS Product, the date on which a Third Party who is not a First Applicant, or who is a First Applicant but has forfeited, relinquished or otherwise waived its 180-day exclusivity, Markets, or is first authorized by Plaintiffs to begin Marketing, a Generic PFS Product in the Territory;

(v) the date on which a Final Court Decision is entered holding that each of the asserted claims against Par in the Lawsuit from the ’025, ’096, ’425, ’663, ’490, ’125, and ’445 Patents are (A) adjudicated invalid, unpatentable, and/or unenforceable or (B)(1) for the Par Vial Product, found not infringed; or

(vi) the date on which the ’025, ’096, ’425, ’663, ’490, ’125, and ’445 Patents have expired, been permanently abandoned, or delisted from the Orange Book. In the event Plaintiffs become aware of the actual date under (ii), (iii) or (iv) above, it shall give Par notice of such date and, to the extent practicable, at least 180 days prior to such date. With respect to (iii), (iv), and (v), Par’s “License Effective Date” is still subject to any First Applicant rights to the extent that the First Applicant has not forfeited, relinquished, or otherwise waived its Hatch-Waxman exclusivity as described in 21 U.S.C. § 355(j)(5)(B)(iv) (as amended or replaced).

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Par understands and agrees that any rights granted to Par by the Agreement with respect to the Par PFS Product, including the limited license described in this Section 5 and the trigger for the License Effective Date, are contingent on Par filing an ANDA (or a supplement or amendment to the Par ANDA) for the Par PFS Product that contains a certification under 21 U.S.C. § 355(j)(2)(A)(vii)(IV), providing, on acceptance for filing or receipt by the FDA, notice and information to Licensor under 21 U.S.C. § 355(j)(2)(B), a so-called “Paragraph IV Notice Letter,” relating to all Orange Book listed Licensed Patents, and agreeing to a consent judgment and permanent injunction with respect to such ANDA (or product that is the subject of the supplement or amendment to the Par ANDA.

Par acknowledges and agrees that the license granted under Section 5(b)(iv), above, does not become effective should a sale of a Generic Vial Product or a Generic PFS Product occur that has not been authorized or licensed by Plaintiffs, unless Plaintiffs did not, within ten (10) business days after such unauthorized launch, (a) seek a temporary restraining order (“TRO”) or preliminary injunction (“PI”) prohibiting any further unauthorized sales of the Generic Vial Product or Generic PFS Product within the Territory, or (b) enter into an agreement with the unauthorized party selling the Generic Vial Product or Generic PFS Product to cease and desist from such sale within sixty (60) days of the first such unauthorized or unlicensed sale. If, within ten (10) business days after such unauthorized Third Party launch, Plaintiffs apply for a TRO or PI prohibiting any further unauthorized sales of the Generic Vial Product or Generic PFS Product within the Territory, the licenses granted herein shall be effective on the earlier of (a) the date that such application for a TRO and/or PI is denied, abandoned, or withdrawn, or (b) ninety (90) days after the date of such application for a TRO and/or PI was filed, provided that if a TRO or PI prohibiting any further sale of such Generic Vial Product or Generic PFS Product is entered during the 90-day period, or if the unauthorized Third Party selling such Generic Vial Product or Generic PFS Product has otherwise ceased and desisted from the sale of such Generic Vial Product or Generic PFS Product during the 90-day period, the licenses shall not become effective until the occurrence of the next applicable License Effective Date.

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Plaintiffs hereby also grant Par a waiver of any regulatory exclusivities concerning Relistor® Injection to which Plaintiffs may be entitled and that may prevent approval of the Par ANDA on or after the License Effective Date, and within five (5) business days of Par’s request, Plaintiffs shall submit, and/or shall cause its Affiliates to submit, appropriate and reasonable documentation to the FDA (in a form acceptable to FDA, together with any other necessary submissions, all subject to review by Par prior to submission) evidencing the licenses, covenant not to sue, and waivers set forth in this Agreement.

(c)     Subject to Section 5(d) below and provided that Par complies with the terms of this agreement, Plaintiffs and their Affiliates hereby covenant not to sue Par and its Affiliates, and any of their predecessors, successors, parents, subsidiaries, assigns, agents, administrators, attorneys, directors, officers, employees, representatives, manufacturers, importers, suppliers, distributors, customers, and insurers, or support or encourage any Third Party to sue, for infringement of any United States or foreign patents owned, licensed or otherwise controlled, wholly or in part, by Plaintiffs and/or any of their Affiliates purporting to cover the Par Vial Product, the Par PFS Product and/or the making, using, selling, or offering for sale in the Territory, or making or having made outside the Territory only for importation, use, sale or offering for sale into or for the Territory of the Par Vial Product or the Par PFS Product. Plaintiffs hereby agree to impose the foregoing covenant on any purchaser for value of the subject patents.

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(d)      In the event that Par: (i) materially breaches Articles 3 or 6 herein, or (ii) sells the Par Vial Product, the Par PFS Product or any Generic Vial Product or Generic PFS Product in the Territory prior to the License Effective Date, then Plaintiffs will have the right to terminate the license granted herein with immediate effect upon notice to Par. In such event, the covenant not to sue set forth in Section 5(c) above shall be of no further force and effect.

6.       Pre-Commercial/Pre-Marketing License. One hundred fifty (150) days prior to the License Effective Date (but not earlier), Plaintiffs grant to Par a limited pre-commercialization license to Manufacture and/or have Manufactured the Par Vial Product and the Par PFS Product in or for, and/or import or have imported the Par Vial Product and the Par PFS Product into, the Territory solely to the extent reasonably necessary to enable Par to Market the Par Vial Product and the Par PFS Product in the Territory on or after the License Effective Date. Notwithstanding the foregoing, up to 30 days prior to the License Effective Date, Par may engage in discussions with potential customers to make them aware of the upcoming availability of the Par Vial Product and the Par PFS Product, and offering the Par Vial Product and the Par PFS Product for sale and entering into non-binding contracts.

7.      Non-Interference. From and after the Effective Date, Plaintiffs shall not (i) file any citizen petition or other submissions with the FDA or any other governmental agency that interferes with Par’s efforts to: (a) obtain and/or maintain FDA approval of the Par ANDA; or (b) Market the Par Vial Product and the Par PFS Product as of the date and under the terms provided in this Settlement Agreement; or (ii) Officially Discontinue the NDA Product prior to expiration of the Licensed Patents for reasons other than safety or efficacy.

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8.       Most Favored Nation. In the event that Plaintiffs, or any of their Affiliates, enter into any agreement, license, sublicense, settlement, covenant, waiver, or other authorization or permission of any kind with any Third Party not the First Applicant for a Generic Vial Product, Generic PFS Product, or Authorized Generic, granting such Third Party a license or other authorization under any of the Licensed Patents containing any terms or conditions more favorable than those provided to Par herein, limited to the License Effective Date and pre-commercialization and/or pre-marketing rights, Plaintiffs shall immediately give Par notice of such agreement, subject to written confidentiality obligations no less restrictive than the confidentiality obligations set forth in Paragraph 11 of this Settlement Agreement, and this Agreement shall be automatically amended to include such more favorable terms accordingly. For avoidance of doubt, the Parties understand and agree that this Paragraph does not apply to the terms and conditions negotiated with a Section 505(b)(2) Applicant or a First Applicant who has not forfeited, relinquished, or otherwise waived its Hatch-Waxman exclusivity as described in 21 U.S.C. § 355(j)(5)(B)(iv) (as amended or replaced).

9.       Entire Agreement. This Settlement Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes and replaces any prior negotiations, mediations, proposed agreements or agreements, whether written or oral. This Settlement Agreement may be modified only by a writing signed by all Parties.

10.     Successors and Assigns. Neither this Settlement Agreement nor any of the rights or obligations hereunder may be assigned, transferred, licensed, sub-licensed or delegated by either Party, without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to the successor to all or substantially all of the business or assets of such Party to which this Settlement Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) that agrees in writing to be bound by the terms and conditions of this Agreement. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Parties, expressly assume performance of such rights and/or obligations, but the assigning Party will remain primarily liable and responsible for the performance of all of its obligations under this Settlement Agreement and for causing its assignees to act in a manner consistent herewith. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by any Party in violation of the terms of this paragraph shall be null and void.

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11.      Confidential Information

(a)     Treatment of Confidential Information. During the term of this Settlement Agreement and continuing thereafter, each Party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Settlement Agreement, all Confidential Information that was provided to it by any other Party or its Affiliates or their respective employees or representatives pursuant to this Settlement Agreement. For purposes of this Settlement Agreement, the term “Confidential Information” means the terms of this Settlement Agreement and any information furnished in connection with this Settlement Agreement, including without limitation any and all know-how, trade secrets, formulae, data, inventions, technology and other information, including manufacturing techniques, processes, trade and financial information, related to the manufacture, use, sale or marketing of any products that are the subject of this Settlement Agreement, currently in the possession of, or developed during the term of the Settlement Agreement by Par, Plaintiffs or any of their respective Affiliates. The restrictions of this Section shall not apply to any Confidential Information which (i) is already known to the recipient at the time of disclosure, as reasonably documented by written records; (ii) is or later becomes public knowledge through no fault of the recipient; (iii) is received from a Third Party having the lawful right to disclose the information; or (iv) is independently developed by employees of the recipient without access to the disclosing Party’s Confidential Information.

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(b)     Permitted Disclosure. A Party may disclose Confidential Information of another Party to (i) its Affiliates, and to its and their directors, employees, consultants, attorneys, and agents, in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use; (ii) any bona fide actual or prospective assignees, collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective assignees, collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, or purchasing the relevant assets of, the receiving Party; (iii) the FDA as may be necessary or useful in obtaining and maintaining final approval of the Par ANDA and launching the Par Vial Product and the Par PFS Product when and as permitted by this Settlement Agreement, so long as Par requests that the FDA maintain such terms in confidence; and (iv) the extent such disclosure is required or advisable to comply with Applicable Law, including without limitation SEC reporting requirements, disclosure requirements to a Party’s bondholders, noteholders, or debtholders, or the disclosure requirements of any stock exchange that a Party is subject to, or to defend or prosecute litigation or in connection with settlement negotiations, provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party. If a Governmental Entity directs or recommends to Par that Par transfer the Par ANDA to a Third Party, Par may disclose a copy of this Settlement Agreement to a Third Party in connection with such a possible transfer so long as the Third Party agrees in writing to confidential treatment of this Settlement Agreement no less restrictive than the confidentiality obligations set forth in Paragraph 12 of this Agreement.

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(c)     Return of Confidential Information. This Settlement Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information, except as otherwise provided in this Settlement Agreement. Upon the expiration or termination of this Settlement Agreement for any reason, each Party agrees, except as otherwise provided in this Settlement Agreement, to return to the other Party or destroy (and certify such destruction) all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other Party and not to use same, unless otherwise agreed in writing. The Parties agree and acknowledge that the foregoing obligation does not apply to Confidential Information recorded on electronic back-up tapes that are maintained in the ordinary course and are unreasonably difficult to access.

(d)     Publicity. No public announcement or other disclosure to Third Parties concerning the existence or terms of this Settlement Agreement shall be made, either directly or indirectly, by any Party, without first obtaining the written approval of the other Parties and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, that any Party shall have the right to state that the Lawsuit has been settled pursuant to terms that are confidential, and shall have the right to make any disclosure required by Applicable Law after such Party has provided to the other Party a copy of such announcement or disclosure and a reasonable opportunity to comment thereon; and provided that Par shall have the right to inform its customers, subject to the terms and conditions in Paragraph 6, that Par has obtained a license to launch a Generic Vial Product and Generic PFS Product in the Territory as of the License Effective Date. However, Par agrees that any such customer notification will not be made more than 60 days prior to the License Effective Date. Each Party agrees that it shall cooperate fully with the other Parties with respect to all disclosures regarding this Settlement Agreement to any governmental or regulatory agencies, including requests for confidential treatment of proprietary information of any Party included in any such disclosure.

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(e)     Disclosure to Government or in Discovery. Specific terms or conditions of this Settlement Agreement may be disclosed pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of a Party’s counsel requires disclosure. If a Party receives a request to disclose any of the terms or conditions of this Settlement Agreement pursuant to a discovery demand; subpoena; order of a court, administrative body or arbitrator; or administrative guidance that in the opinion of such Party’s counsel requests disclosure, such Party shall notify the other Parties within 14 days after receiving such request and at least 14 days prior to disclosing any terms of this Settlement Agreement. Such Party may then disclose the terms and conditions of this Settlement Agreement pursuant to such request, provided that it shall have used reasonable efforts to ensure that such disclosure is subject to a protective order limiting access to the disclosure to outside counsel who is representing the entity receiving the Confidential Information. Nothing herein shall preclude any Party from complying with an order requiring disclosure, or a guidance that in the opinion of such Party’s counsel requires disclosure, of the terms of this Settlement Agreement that has been issued by a court, arbitrator or administrative agency of competent jurisdiction. Nothing herein shall prohibit the Parties from disclosing this Settlement Agreement and its terms to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.

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12.      Government Review. The Parties agree to submit this Settlement Agreement to the FTC and the DOJ as required by statute. Each Party shall, to the extent permitted by law:

(a)     promptly inform the other Parties of any communication made or received by such Party to or from any governmental authority regarding this Settlement Agreement and/or any related agreements; and

(b)     use reasonable efforts to comply with and terminate any investigation or inquiry regarding the Settlement Agreement and/or any related agreements by any government authority, including by providing requested information to such government authority and permitting reasonable access to its documents, officials and data related to the Settlement Agreement and/or any related agreements.

To the extent that any legal or regulatory issues or barriers arise with respect to the Settlement Agreement, or any subpart thereof, the Parties shall work together in good faith and use reasonable efforts to modify the Settlement Agreement to overcome any such legal or regulatory issues (including, for example, objections by the FTC, the DOJ, or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of the Settlement Agreement that materially affects the economic value of the transactions contemplated hereby.

13.      Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Parties as follows:

(a)     It is a limited partnership, limited liability company, company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Settlement Agreement, including, without limitation, the ability to grant the rights granted to the other Parties hereunder.

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(b)     As of the Effective Date: (i) it has the corporate power and authority and the legal right to enter into this Settlement Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Settlement Agreement and the performance of its obligations hereunder; and (iii) this Settlement Agreement has been duly executed and delivered on behalf of such Party and constitutes legal, valid and binding obligations of such Party that are enforceable against it in accordance with their terms except: (1) as limited by applicable bankruptcy; insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)     It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Parties in this Settlement Agreement; it has not taken and shall not take any action that would in any way prevent it from granting the rights granted to the other Parties under this Settlement Agreement or that would otherwise materially conflict with or adversely affect the rights granted to the other Parties under this Settlement Agreement; and its performance and execution of this Settlement Agreement does not and will not result in a breach of any other contract to which it is a party.

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14.      Notice. Any notice required to be delivered under or pursuant to this Settlement Agreement shall be in writing in the English language, delivered personally or sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable; or by facsimile (receipt verified), to the following addresses of the Parties (or such other address for a Party as it specifies by like notice):

For Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Blvd.,

Bridgewater, NJ, 08807

Phone:  +1 908-927-1400

General Counsel

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Blvd.,

Bridgewater, NJ, 08807

Phone: +1 908-927-1400

For Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, NC 27615

Phone:  +1 919-862-1000

For Progenics Pharmaceuticals, Inc.

One World Trade Center
47th Floor Suite J
New York, NY 10007

Phone: +1 646-975-253

Facsimile: +1 646-707-3626

External Counsel

Bryan C. Diner

Finnegan

901 New York Avenue, NW

Washington D.C., 20001-4413

Phone: +1 202 408 4116

Facsimile: +1 202 408 4400

For Wyeth LLC

235 East 42nd Street

New York, NY 10017

Phone: +1 212-733-2323

External Counsel

William P. Deni, Jr.

Gibbons P.C.

One Gateway Center

Newark, NJ 07102

Phone: +1 973 596 4853

Facsimile: +1 973 639 8373

Confidential Settlement Agreement	Page 21 of 32

For Par Sterile Products, LLC and Par Pharmaceutical, Inc.

6 Ram Ridge Road

Chestnut Ridge, NY 10977

Attn: Legal

Phone: 845-573-5500

Facsimile: 845-573-5600

External Counsel

David Silverstein

Axinn Veltrop & Harkrider LLP

114 West 47th Street

New York, NY 10036

Phone: 212-261-5651

Facsimile: 212-728-2201

Any notice shall be effective upon receipt by the Party to which it is addressed or within seven (7) days of dispatch, whichever is earlier.

15.     Indemnities; Product Liability. Par will indemnify and hold harmless Plaintiffs, their respective Affiliates, and Plaintiffs’ and their respective Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against any of Plaintiffs, their respective Affiliates, or such other indemnitees by Third Parties (including, without limitation, governmental authorities) based on or relating to any breach by Par of this Settlement Agreement. Plaintiffs will indemnify and hold harmless Par, its respective Affiliates, and Par’s and its respective Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against any of Par, its respective Affiliates, or such other indemnitees by Third Parties (including, without limitation, governmental authorities) based on or relating to any breach by Plaintiffs of this Settlement Agreement.

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16.     Governing Law and Venue. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard for any conflict of law principles that would dictate the application of the laws of another jurisdiction. The Parties agree that the United States District Court for the District of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement, except that, if for any reason that Court does not accept jurisdiction, then the state courts of New Jersey shall have exclusive and sole jurisdiction to enforce any violation of this Settlement Agreement. The Parties hereby consent to the personal jurisdiction of those courts for any dispute arising from or relating to this Settlement Agreement.

17.     Severability. If any provision of this Settlement Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and the Parties shall negotiate in good faith to replace the invalid or unenforceable provision with a valid and enforceable provision that has the effect nearest to that of the provision to be replaced.

18.     Advice of Counsel. This Settlement Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any Party.

19.     No Waiver. Waiver by a Party of any breach of any provision of this Settlement Agreement by another Party shall not operate or be construed as a waiver of any subsequent or other breach. No provision of this Settlement Agreement may be waived except by a written instrument signed by the Party waiving compliance.

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20.     Regulatory Delay. No provision of this Settlement Agreement shall be affected by any delay in the approval of the Par ANDA by the FDA, or the failure of Par to obtain FDA approval of the Par ANDA.

21.     Costs and Fees. Each Party shall bear its own attorneys’ fees and costs associated with the Lawsuit and the negotiation and preparation of this Settlement Agreement.

22.    Counterparts. This Settlement Agreement may be executed in one or more counterparts (including via facsimile or electronic copy), each of which when so executed and delivered shall be deemed to be an original, but all of which taken together form but one and the same instrument.

23.     Headings. The headings and captions used in this Settlement Agreement are solely for the convenience of reference and shall not affect its interpretation.

24.     Interpretation and Construction. The term “including” means “including, without limitation,” and “herein,” “hereof,” and “hereunder” refer to this Settlement Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Except as otherwise expressly provided herein, references to any NDA or ANDA in this Settlement Agreement shall include such NDA or ANDA as it exists and is comprised as of the Effective Date, and any replacements or successors or amendments or supplements to any of the foregoing.

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25.     Bankruptcy. All licenses and rights to licenses granted under or pursuant to this Settlement Agreement by Plaintiffs to Par are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Par, as a licensee of such rights under this Settlement Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against Plaintiffs under the Bankruptcy Code, Par shall be entitled to a complete duplicate of, or complete access to (as Par deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Par (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Par, unless Plaintiffs elect to continue to perform all of its obligations under this Settlement Agreement by or on behalf of Plaintiffs upon written request therefor by Par or (ii) if not delivered under (i) above, upon the rejection of this Settlement Agreement by or on behalf of Plaintiffs upon written request therefor by Par. The foregoing provisions are without prejudice to any rights Par may have arising under the Bankruptcy Code or other applicable law.

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IN WITNESS HEREOF, the Parties have caused their duly authorized representatives to execute this Settlement Agreement to be effective as of the Effective Date.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. By: /s/ Christina Ackermann__________ Name: Christina Ackermann Title: EVP, General Counsel Date: April 26, 2018________________

SALIX PHARMACEUTICALS, INC. By: /s/ Mark McKenna________________ Name: Mark McKenna Title: SVP, Salix Date: May 2, 2018_____________________

PROGENICS PHARMACEUTICALS, INC.

By:          /s/ Patrick Fabbio______________

Name: Patrick Fabbio

Title: CFO

Date:       May 10, 2018_________________

WYETH LLC

By:         /s/ Jeffery N. Myers____________

Name: Jeffrey N. Myers

Title: Attorney in Fact

Date:       May 10, 2018_____________________

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PAR STERILE PRODUCTS, LLC By: /s/ Lawrence M. Brown_________ Name: Lawrence M. Brown Title: Vice President, Legal Date: April 24, 2018_______________
PAR PHARMACEUTICAL, INC. By: /s/ Lawrence M. Brown_________ Name: Lawrence M. Brown Title: Vice President, Legal Date: April 24, 2018_______________

Confidential Settlement Agreement	Page 27 of 32

Exhibit A

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.; SALIX PHARMACEUTICALS, INC.; PROGENICS PHARMACEUTICALS, INC.; and WYETH LLC, formerly known as WYETH,

Plaintiffs,

v.

PAR STERILE PRODUCTS, LLC and PAR PHARMACEUTICALS, INC.

Defendants.

Civil Action No. ______

STIPULATEd consent judgment AND injunction

Whereas Plaintiffs Valeant Pharmaceuticals International (“Valeant”), Salix Pharmaceuticals, Inc. (“Salix”), Progenics Pharmaceuticals, Inc. (“Progenics”) and Wyeth LLC (“Wyeth”) and Defendants Par Sterile Products, LLC (“Par Sterile”) and Par Pharmaceuticals, Inc. (“Par Pharmaceuticals”) (Par Sterile and Par Pharmaceuticals, collectively, “Par”) have agreed to the terms and conditions representing a negotiated settlement of this action and have set forth those terms and conditions in a Confidential Settlement and License Agreement (the “Settlement Agreement”),

Confidential Settlement Agreement	Page 28 of 32

IT IS HEREBY STIPULATED AND AGREED, by and between Plaintiffs and Par, through their undersigned counsel of record, that:

1.     In the event that the claims of Plaintiffs’ U.S. Patent No. 8,552,025 (“the ’025 Patent”), U.S. Patent No. 9,669,096 (“the ’096 Patent”), U.S. Patent No. 8,247,425 (“the ’425 Patent”), U.S. Patent No. 8,420,663 (“the ’663 Patent”), U.S. Patent No. 8,822,490 (“the ’490 Patent”), U.S. Patent No. 9,190,125 (“the ’125 Patent”), U.S. Patent No. 9,492,445 (“the ’445 Patent”) asserted against Par are not held invalid or unenforceable, absent a license or other authorization from Plaintiffs, the ’025 Patent, the ’096 Patent, the ’425 Patent, the ’663 Patent, the ’490 Patent, the ’125 Patent, and the ’445 Patent would be infringed by any unlicensed manufacture, sale, offer for sale, use, or importation in the United States of the generic product that is the subject of Par’s Abbreviated New Drug Application (the “Par Vial Product”, as defined in the Parties’ Settlement Agreement).

2.     Par and anyone acting on the behalf of Par, except as expressly licensed by Plaintiffs, will be enjoined until expiration of the ’025 Patent, the ’096 Patent, the ’425 Patent, the ’663 Patent, the ’490 Patent, the ’125 Patent, and the ’445 Patent from (i) making, using, offering to sell, selling, or importing until expiration of the ’025 Patent, the ’096 Patent, the ’425 Patent, the ’663 Patent, the ’490 Patent, the ’125 Patent, and the ’445 Patent the Par Vial Product in the United States, and (ii) participating in the profits from making, using, offering to sell, selling, or importing the Par Vial Product in the United States, and (iii) indemnifying others with respect to any making, using, offering to sell, selling, or importing the Par Vial Product in the United States.

3.     Notwithstanding any provision of the foregoing, Par shall be entitled to contest the infringement, validity and/or enforceability of the ’025 Patent, the ’096 Patent, the ’425 Patent, the ’663 Patent, the ’490 Patent, the ’125 Patent, and the ’445 Patent in any future litigation over the ’025 Patent, the ’096 Patent, the ’425 Patent, the ’663 Patent, the ’490 Patent, the ’125 Patent and/or the ’445 Patent pertaining to any product that is not the Par Vial Product and is not the subject of the Par ANDA (as defined in the Parties’ Settlement Agreement).

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4.     Each party will bear its own attorneys’ fees and costs.

5.     This Court will retain jurisdiction to enforce this Stipulated Consent Judgment and Injunction and the parties’ related agreements resolving this matter.

6.     Plaintiffs acknowledge that Par is entitled to maintain its Paragraph IV certification to the ’025 Patent, the ’096 Patent, the ’425 Patent, the ’663 Patent, the ’490 Patent, the ’125 Patent, and the ’445 Patent pursuant to 21 C.F.R. § 314.94(a)(12)(v). Each Party acknowledges and agrees that the 30-month stay with respect to the approval of the Par ANDA under 21 U.S.C. § 355(j)(5)(B)(iii) is hereby terminated.

7.     The Clerk of Court is directed to enter this Stipulated Consent Judgment and Injunction.

Dated: April __, 2018

Gibbons P.C.

Attorneys for Plaintiffs Valeant Pharmaceuticals International, Inc., Salix Pharmaceuticals, Inc., Progenics Pharmaceuticals, Inc., and Wyeth LLC

___________________________

William P. Deni, Jr.

Charles H. Chevalier

J. Brugh Lower

One Gateway Center

Newark, NJ 07102

(973) 596-4500

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Of Counsel:

Bryan C. Diner

Justin J. Hasford

Megan Leinen Johns

Kristi L. McIntyre

FINNEGAN, HENDERSON,

FARABOW, GARRETT & DUNNER, LLP

901 New York Avenue, NW

Washington, DC 20001-4413

(202) 408-4000

Jessica M. Lebeis

FINNEGAN, HENDERSON,

FARABOW, GARRETT & DUNNER, LLP

271 17th Street, NW

Suite 1400

Atlanta, GA 30363-6209

(404) 653-6400

________________________________

Sean R. Kelly

SAIBER LLC

18 Columbia Turnpike, Suite 200

Florham Park, NJ 07932

Tel: 973-645-4801

Fax: 973-622-3349

skelly@saiber.com

Of Counsel:

David H. Silverstein

AXINN, VELTROP & HARKRIDER LLP

114 West 47th Street

New York, New York 10036

Tel.: (212) 261-5651

dsilverstein@axinn.com

Aziz Burgy

AXINN, VELTROP & HARKRIDER LLP

950 F Street, NW

Washington, D.C. 20004

Tel.: (202) 721-5417

aburgy@axinn.com

Dated: April 13, 2018

Attorneys for Defendants Par Sterile Products, LLC and Par Pharmaceuticals, Inc.

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So Ordered: ________________________

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